Exhibit 99

                 CDW Reports Second Quarter Results;
         Company Achieves Record Quarterly Earnings per Share

    VERNON HILLS, Ill.--(BUSINESS WIRE)--July 19, 2006--CDW
Corporation (NASDAQ: CDWC):

    --  Sales: $1.633 billion, up 6.1% year-over-year

    --  Average daily sales: $25.523 million, up 6.1% year-over-year

    --  Gross profit: $264.0 million, up 11.2% year-over-year

    --  Net income: $73.1 million, up 9.0% year-over-year

    --  Diluted earnings per share: $0.91, up 13.8% year-over-year

    CDW Corporation (NASDAQ:CDWC) achieved record quarterly diluted earnings per share in the second quarter of 2006.
    Total sales in the second quarter of 2006 were $1.633 billion compared to $1.540 billion in the second quarter of 2005, an increase of 6.1 percent. Average daily sales in the second quarter of 2006 were $25.523 million compared to $24.056 million in the second quarter of 2005, representing a 6.1 percent increase. The second quarter of 2006 and the second quarter of 2005 both had 64 billing days.
    Gross profit for the second quarter of 2006 was $264.0 million compared to $237.5 million in the second quarter of 2005, an increase of 11.2 percent. Net income increased 9.0 percent for the second quarter of 2006 to $73.1 million versus the prior year period, including the impact of the required implementation of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123R ("SFAS 123R") relating to stock options as of January 1, 2006. Diluted earnings per share were $0.91 in the second quarter of 2006, an increase of 13.8 percent compared to diluted earnings per share of $0.80 in the second quarter of 2005. The second quarter of 2006 included stock-based compensation expense of $2.4 million after tax ($3.7 million pre-tax), or $0.03 per diluted share due to the implementation of SFAS 123R.
    "Our commitment to serving our customers is the foundation of our financial performance. In addition to our consistent emphasis on customer service, our disciplined focus on profitable growth, operational efficiency, and returning capital to shareholders through share repurchases resulted in a strong quarter characterized by improved operating income and record earnings per share," said John A. Edwardson, chairman and chief executive officer. "This performance was due to the efforts of all of our coworkers, who execute our growth strategies every day and deliver the best customer service in the industry."
    "While we continued to profitably take market share, we remain committed to growing revenue at a faster pace. To do that, we have taken steps to create a more strategic platform for future growth. Based on our successful customer segmentation strategy in the public sector, we segmented the majority of our medium and large corporate customers into geographic territories, and realigned our medium and large corporate sector account managers accordingly. This has been a significant undertaking over the past several months. Medium and large corporate sector account managers involved with the change are in process of building relationships with customers whose accounts have been transferred. We believe the geographic realignment affected corporate sector sales growth in the second quarter of 2006, but we also know this is the right strategy for growth. We now have a consistent framework for those sales teams that use geographic segmentation, which is designed to enhance our ability to serve customers, drive new business, increase sales teams' ownership and accountability, and maximize account coverage," Edwardson said.

    Second Quarter Highlights:

    -- Total corporate sector segment sales in the second quarter of 2006 were $1.112 billion compared to $1.076 billion in the second quarter of 2005, representing a 3.3 percent increase. Second quarter of 2006 average daily sales for the corporate sector segment were $17.373 million compared to $16.820 million in the second quarter of 2005.

    -- Total public sector segment sales in the second quarter of 2006 were $521.6 million compared to $463.1 million in the second quarter of 2005, representing a 12.6 percent increase. Second quarter of 2006 average daily sales for the public sector segment were $8.150 million compared to $7.236 million in the second quarter of 2005.

    -- Product categories that achieved the strongest year-over-year unit volume growth for the quarter included notebook CPUs, software, video, memory, and input devices.

    -- Direct web sales in the second quarter of 2006 were $493.5 million, representing a 16.8 percent increase compared to the same period a year ago, and comprised 30.2 percent of total sales.

    -- June 2006 sales were $600.4 million compared to $567.4 million in June 2005, representing a 5.8 percent increase. June 2006 average daily sales were $27.293 million compared to $25.793 million in the prior period. June 2006 and June 2005 both had 22 billing days. In June 2006, corporate sector segment sales increased 3.8 percent and public sector segment sales increased 9.8 percent.

    Gross profit margin was 16.2 percent in the second quarter of 2006 compared to 15.4 percent in the same period of 2005. The increase was primarily due to increased net service contract and commission revenue, a higher level of vendor incentives, and a favorable comparison of delivery charges due to more limited delivery promotions.
    Selling and administrative expenses as a percentage of sales were
7.7 percent in the second quarter of 2006 compared to 6.8 percent in the second quarter of 2005. The increase in selling and administrative expenses in the second quarter of 2006 was primarily due to:

    -- Costs of $6.3 million associated with the operations of the company's new distribution center in North Las Vegas, Nevada, and additional leased office space in Chicago and Vernon Hills, Illinois. As previously announced, these infrastructure investments are being made to position the company for future growth.

    -- Stock-based compensation expense of $3.7 million due to the required implementation of SFAS 123R on January 1, 2006, as previously announced.

    -- Increased payroll costs as a result of continued investment in expanding CDW's sales force and additional coworkers to support a larger and growing business.

    -- Increased sales commission expense due to the achievement of a stronger gross profit margin compared to the prior year period.

    Operating margin was 6.6 percent in the second quarter of 2006 compared to 6.7 percent in the second quarter of 2005.
    Interest income was $5.5 million for the second quarter of 2006, an increase of $1.5 million compared to the same period of 2005 due to higher interest rates. The effective tax rate for the second quarter of 2006 was 35.4 percent compared to 36.7 percent for the second quarter of 2005.

    Share Repurchase Activity

    During the second quarter of 2006, CDW repurchased 1.5 million shares of common stock at an average price of $54.51 per share for an aggregate purchase price of $84 million. Under the current share repurchase program approved in April 2006 for the repurchase of 5.0 million shares, 3.5 million shares remain available for purchase. In addition, the Company paid an annual cash dividend of $0.52 per share to common stock shareholders on June 30, 2006, for a total amount of $41 million. Including share repurchases of $128 million in the first quarter of 2006, total dollars returned to shareholders in the first six months of 2006 were approximately $253 million.
    The company plans to release July sales on Thursday, August 10, 2006. July 2005 had 20 billing days and July 2006 will have 20 billing days.

    Forward Looking Statement

    Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

    About CDW

    CDW(R), ranked No. 343 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as Acer, Adobe, Apple, Cisco, HP, IBM, Lenovo, Microsoft, Panasonic, Samsung, Sony, Symantec, Toshiba and ViewSonic.
    CDW was founded in 1984 and employs approximately 4,450 coworkers. In 2005, the company generated sales of $6.3 billion. CDW's direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company's award-winning CDW.com web site, customized CDW@work(TM) extranets, CDWG.com web site and macwarehouse.com web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with approximately 120 factory-trained and A+ certified technicians on staff.

    A live web cast of CDW's management discussion of the second quarter of 2006 results will be available at www.cdw.com/investor. The web cast will begin today, July 19, 2006, at 8:30 a.m. ET / 7:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

    Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

    For more information about CDW:

    Visit CDW on the Internet at http://www.cdw.com. Contact CDW
Investor Relations via the Internet at investorrelations@cdw.com or by telephone at 847-419-6328.

    CDW is a registered trademark and CDW@work is a trademark of CDW Corporation. Other company and product names may be trademarks of their respective owners.


                   CDW CORPORATION AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)


                        Three Months Ended        Six Months Ended
                             June 30,                 June 30,
                      -----------------------  -----------------------
                         2006        2005         2006        2005
                      ----------- -----------  ----------- -----------

Net sales             $1,633,458  $1,539,595   $3,222,087  $3,014,677
Cost of sales          1,369,421   1,302,117    2,704,161   2,550,770
                      ----------- -----------  ----------- -----------

Gross profit             264,037     237,478      517,926     463,907

Selling and
 administrative
 expenses                126,192     105,325      254,940     207,563
Advertising expense       30,007      29,665       60,902      56,126
                      ----------- -----------  ----------- -----------

Income from operations   107,838     102,488      202,084     200,218

Interest income            5,492       3,989       10,699       7,168
Other expense, net           (94)       (479)      (1,056)       (849)
                      ----------- -----------  ----------- -----------

Income before income
 taxes                   113,236     105,998      211,727     206,537

Income tax provision      40,125      38,937       76,938      78,079
                      ----------- -----------  ----------- -----------

Net income               $73,111     $67,061     $134,789    $128,458
                      =========== ===========  =========== ===========

Earnings per share:
     Basic                 $0.93       $0.82        $1.70       $1.57
                      =========== ===========  =========== ===========
     Diluted               $0.91       $0.80        $1.66       $1.52
                      =========== ===========  =========== ===========

Weighted-average
 number of
 common shares
 outstanding:
     Basic                78,994      81,337       79,488      81,975
                      =========== ===========  =========== ===========
     Diluted              80,564      83,737       81,268      84,521
                      =========== ===========  =========== ===========

Dividends per share        $0.52       $0.43        $0.52       $0.43
                      =========== ===========  =========== ===========




                   CDW CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                 June 30,    December 31,   June 30,
                                   2006          2005         2005
                                -----------  ------------  -----------

Assets

Current assets:
     Cash, cash equivalents and
      marketable securities       $444,925      $571,750     $510,006
     Accounts receivable, net of
      allowance for doubtful
      accounts of $9,574, $9,564
      and $9,879 respectively      689,824       637,245      628,906
     Merchandise inventory         257,035       243,564      214,931
     Miscellaneous receivables      50,953        27,848       28,829
     Deferred income taxes          14,674        12,562       13,718
     Prepaid expenses               12,072         8,274        4,632
                                -----------  ------------  -----------

          Total current assets   1,469,483     1,501,243    1,401,022

Marketable securities               59,261        39,176       70,364
Property and equipment, net        115,780        97,277       81,368
Other assets                        11,187        11,360       10,626
                                -----------  ------------  -----------

               Total assets     $1,655,711    $1,649,056   $1,563,380
                                ===========  ============  ===========


Liabilities and Shareholders'
 Equity

Current liabilities:
     Accounts payable             $277,317      $245,201     $281,170
     Accrued expenses and other
      current liabilities          134,764       122,560      117,442
                                -----------  ------------  -----------

          Total current
           liabilities             412,081       367,761      398,612

Long-term liabilities               22,138        16,730       15,597

Shareholders' equity:
          Total shareholders'
           equity                1,221,492     1,264,565    1,149,171
                                -----------  ------------  -----------

               Total liabilities
                and shareholders'
                equity          $1,655,711    $1,649,056   $1,563,380
                                ===========  ============  ===========




                   CDW CORPORATION AND SUBSIDIARIES
                     SEGMENT REPORTING INFORMATION
                            (in thousands)


                            Three Months Ended June 30, 2006
                  ----------------------------------------------------
                   Corporate      Public    Headquarters/
                     Sector       Sector        Other     Consolidated
                  ------------ ------------ ------------- ------------

Net sales          $1,111,879     $521,579            $-   $1,633,458
                  ============ ============ ============= ============

Income (loss) from
 operations           $88,896      $28,950      $(10,008)    $107,838
                  ============ ============ =============

Net interest
 income and other
 expense                                                        5,398
                                                          ------------

Income before
 income taxes                                                $113,236
                                                          ============

Total assets         $596,065     $250,747      $808,899   $1,655,711
                  ============ ============ ============= ============


                            Three Months Ended June 30, 2005
                  ----------------------------------------------------
                   Corporate      Public    Headquarters/
                     Sector       Sector        Other     Consolidated
                  ------------ ------------ ------------- ------------

Net sales          $1,076,483     $463,112            $-   $1,539,595
                  ============ ============ ============= ============

Income (loss) from
 operations           $81,458      $29,097       $(8,067)    $102,488
                  ============ ============ =============

Net interest
 income and other
 expense                                                        3,510
                                                          ------------

Income before
 income taxes                                                $105,998
                                                          ============

Total assets         $434,453     $265,373      $863,554   $1,563,380
                  ============ ============ ============= ============


Note: Segment information for the three months ended June 30, 2005 has been restated to conform with the revised segment reporting structure.




                   CDW CORPORATION AND SUBSIDIARIES
                     SEGMENT REPORTING INFORMATION
                            (in thousands)


                             Six Months Ended June 30, 2006
                  ----------------------------------------------------
                   Corporate      Public    Headquarters/
                     Sector       Sector        Other     Consolidated
                  ------------ ------------ ------------- ------------

Net sales          $2,262,063     $960,024            $-   $3,222,087
                  ============ ============ ============= ============

Income (loss) from
 operations          $178,194      $43,653      $(19,763)    $202,084
                  ============ ============ =============

Net interest
 income and other
 expense                                                        9,643
                                                          ------------

Income before
 income taxes                                                $211,727
                                                          ============

Total assets         $596,065     $250,747      $808,899   $1,655,711
                  ============ ============ ============= ============


                             Six Months Ended June 30, 2005
                  ----------------------------------------------------
                   Corporate      Public    Headquarters/
                     Sector       Sector        Other     Consolidated
                  ------------ ------------ ------------- ------------

Net sales          $2,164,784     $849,893            $-   $3,014,677
                  ============ ============ ============= ============

Income (loss) from
 operations          $164,559      $51,707      $(16,048)    $200,218
                  ============ ============ =============

Net interest
 income and other
 expense                                                        6,319
                                                          ------------

Income before
 income taxes                                                $206,537
                                                          ============

Total assets         $434,453     $265,373      $863,554   $1,563,380
                  ============ ============ ============= ============


Note: Segment information for the six months ended June 30, 2005 has been restated to conform with the revised segment reporting structure.




                   CDW CORPORATION AND SUBSIDIARIES
                            OPERATING DATA

----------------------------------------------------------------------
                              Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                              ----------------------------------------
                                 2006      2005      2006      2005
                              ----------------------------------------
% of sales to commercial
 customers  (1)                   99.1%     98.8%     99.0%     98.7%
Direct web sales (000's)       $493,522  $422,614  $994,489  $859,091
Sales force, end of period        2,179     1,962     2,179     1,962
Annualized inventory turnover        23        25        23        24
Accounts receivable - days
 sales outstanding                   38        37        39        38
----------------------------------------------------------------------

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.


    CONTACT: CDW Corporation
             Investor Inquiries
             Cindy Klimstra (Investor Relations), 847-968-0268 or
             Media Inquiries
             Gary Ross (Corporate Communications), 847-371-5048